MASTER SALE AGREEMENT


         CORAL ENERGY RESOURCES, L. P., a Delaware limited partnership ("Seller"), and SUNNYSIDE COGENERATION PARTNERS, L.P., ("Buyer"), referred to individually as a "Party" and collectively as the "Parties", enter into this Master Sale Agreement (together with all Transactions, collectively, this "Agreement") effective as of the Eighth Day of August, 2001 (the "Effective Date"). The definitions set forth in Exhibit 1 shall apply to this Agreement.

ARTICLE 1 TERM. This Agreement shall govern all Transactions and continue in effect from Month to Month, until terminated by either Party upon 30 Days' prior written notice to the other Party; provided, this Agreement shall continue to apply to all Transactions then in effect until such Transactions are completed. Termination of this Agreement in all instances shall be subject to Section 13.3.

ARTICLE 2         SCOPE OF AGREEMENT.
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2.1 Contract Formation. Seller and Buyer may from time to time, but are not obligated to, enter into Transactions for the purchase and sale of Gas to which this Agreement shall apply. Each Transaction shall be formed and evidenced as set forth in this Article 2 and shall constitute a part of this Agreement. Any conflict between the provisions of this Agreement and those contained in a Transaction shall be resolved in favor of the Transaction. Any Transaction may be formed and effectuated in a telephone conversation between the Parties occurring on any Business Day, or any other mutually agreeable time, whereby an offer and acceptance shall constitute the agreement of the Parties to a Transaction. The Parties shall be legally bound by each Transaction from the time they agree to its terms in accordance with this Article 2 and acknowledge that each Party will rely thereon in doing business related to the Transaction. Each Transaction will indicate whether Gas applicable to the Designated Quantity during the Period of Delivery is interruptible or firm as set forth in Article
3. If a Transaction is not designated as interruptible or firm, it shall be deemed to be interruptible.

2.2 Confirmations. The Parties agree that the Confirming Party shall confirm a telephonic Transaction by forwarding a Confirmation by facsimile or mail to the other Party; provided, however, the Parties acknowledge and agree that with respect to any Transaction having a Period of Delivery of less than one Month, it is the intent of the Parties that such Transactions be documented by a recording of the telephone Transaction and that neither Party shall submit a written Confirmation. If any Transaction having a Period of Delivery of less than one Month is not recorded by the Confirming Party, then the Confirming Party shall confirm such Transaction by sending a Confirmation by facsimile or mail. The Confirming Party adopts its confirming letterhead, or the like as its signature on any Confirmation as the identification and authentication of the Confirming Party. Subject only to billing and payment adjustments allowed hereunder to reconcile Scheduled volumes and actual deliveries of Gas, the Parties agree that any objections to the contents of a Confirmation shall be made in writing on or before the Confirm Deadline for all purposes hereunder and at law. Upon issuance of a Confirmation and the passage of the Confirm Deadline, if no objection to the Confirmation has then been received by the Confirming Party, the Confirmation shall be (i) conclusive evidence of the Transaction made the subject matter thereof, (ii) binding and enforceable against Seller and Buyer, and (iii) the final expression of all the terms of such Confirmation.

2.3 Recording of Transactions. The Confirming Party shall at its expense maintain equipment necessary to regularly record Transactions; provided, the Confirming Party shall not be liable for any malfunction of equipment or the operation thereof in respect of any Transaction WITHOUT REGARD TO THE CAUSE OR CAUSES RELATED THERETO, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE. For those Transactions documented by telephone recordings, no such Transaction shall be vitiated should a malfunction occur in equipment regularly utilized for recording Transactions or retaining any recorded Transactions or the operation thereof, and in such event the Transaction shall be evidenced by the written and computer records of the Parties concerning the Transaction made contemporaneously with the telephone conversation. Each Party consents to the recording of its employees' telephone conversations. The Parties agree not to contest or assert a defense to the validity or enforceability of any recorded telephonic Transactions entered into in accordance with this Agreement under laws relating to (i) whether certain agreements are to be in writing or signed by the Party to be thereby bound or (ii) the authority of any employee of the Party if the employee name is stated in the recording.

ARTICLE 3         QUANTITY OBLIGATIONS AND PRICE.
3.1 Interruptible. Subject to the provisions hereof, Seller and Buyer shall Schedule, or cause to be Scheduled, at the Delivery Point(s) each Gas Day, on an interruptible basis, if the Parties have so elected in a Transaction as evidenced in a Confirmation, the Designated Quantity. Either Party may, at its sole discretion and without liability, except as provided in Section 4.2 below, interrupt, in whole or in part, the Scheduling of Gas at any time for any reason upon prior notice by telephone and confirmed by facsimile to the other Party specifying the amount and duration of the interruption sufficient to allow the notified Party to make changes to its Transporter nominations in accordance with its Transporter's procedures. No notice of interruption may be retroactive to a prior time. Should an interruption occur without the notice herein required and such interruption is not otherwise excused by Force Majeure, the interrupting Party shall be liable for and pay all associated penalties and cashout costs and losses charged by all Transporters, if any, as provided in Section 4.2. The sale and purchase of Gas under this Section 3.1 is interruptible by either Party as set forth in this Article 3, and nothing herein shall obligate Seller to sell and deliver or Buyer to purchase and receive any quantity of Gas, except as set forth under Section 3.2 herein.

3.2 Firm. Subject to the provisions hereof, Seller and Buyer shall Schedule, or cause to be Scheduled, at the Delivery Point(s) each Gas Day on a firm basis, if the Parties have so elected in a Transaction as evidenced in a Confirmation, the Designated Quantity. If on any Gas Day Seller or Buyer fails to Schedule the Designated Quantity, then such occurrence shall constitute a "Default" and the "Default Quantity" shall be the numerical difference between the Designated Quantity and the amount of Gas Scheduled and delivered for such Gas Day. Upon Default, the defaulting party shall pay to the other party an amount equal to the sum of the product of the Default Quantity multiplied by the Replacement Price Differential plus liquidated damages equal to $0.15 multiplied by the Default Quantity. "Replacement Price Differential" means (i) in the event of a Seller's Default, the positive difference obtained by subtracting the Contract Price from the cost to Buyer, including incremental transportation costs and other basis adjustments, to replace the Default Quantity for such Gas Day (but excluding penalties or charges for unauthorized receipts of Gas by Buyer) and
(ii) in the event of a Buyer's Default, the positive difference obtained by subtracting (a) the price obtained by Seller in an arms-length sale(s) to a third party of a quantity equal to the Default Quantity for such Gas Day, less incremental transportation charges to Seller, and including other basis adjustments, from (b) the Contract Price.

3.3 Price. Subject to the provisions hereof, Buyer shall pay Seller the Contract Price specified in the applicable Confirmation for all quantities of Gas delivered hereunder.

3.4 Fixed Price Election. If the Parties enter into a Transaction with a Contract Price that is a fixed price based on the New York Mercantile Exchange ("NYMEX") natural gas futures contract ("Fixed Price") or otherwise as opposed to a Contract Price that floats based on NYMEX, industry postings, reference publications, or other external market factors or indices, for a specified quantity of Gas to be delivered at the Delivery Point for the relevant period, such Fixed Price shall not be subject to change and the corresponding quantities must be nominated by Buyer and shall be deemed to be the first gas purchased during the applicable month. If a Fixed Price is established for a quantity of Gas in a particular month that is less than the total quantity of Gas delivered and received in such month, and/or if more than one Fixed Price for different quantities of Gas has been established in a particular month, then the first Gas purchased during said month shall be the first quantities for which a Fixed Price was established, followed by any additional quantities in the order they are purchased. If for any reason whatsoever (other than a breach or default by either Party under this Agreement), including without limitation, an event of Force Majeure or any other circumstance (other than a breach or default by the other Party under this Agreement), that would excuse a Party's obligation to deliver or receive Gas under this Agreement, Seller delivers, or Buyer takes, less than the full quantity of Gas required to be delivered, or taken, at a Fixed Price during any month (a "Monthly Deficiency"), then (1) Buyer shall pay to Seller an amount equal to (a) such Monthly Deficiency (expressed in MMBtu's) multiplied by (b) the amount, if any, by which the Fixed Price exceeds the applicable Spot Price (as defined below) for such month and (2) Seller shall pay to Buyer an amount equal to (a) such Monthly Deficiency (expressed in MMBtu's) multiplied by (b) the amount, if any, by which the applicable Spot Price exceeds the applicable Fixed Price. As used herein, "Spot Price" means the price specified in INSIDE F.E.R.C.'s GAS MARKET REPORT, under the listing applicable to the geographic location closest in proximity to the Delivery Point(s) as reported in the first publication for the month in which such Monthly Deficiency occurred, as adjusted (up or down, as the case may be) by any incremental transportation costs or savings between the location of the applicable listing and the Delivery Point(s); provided that, if there is no single published price for such location, but there is a published range of prices, then the Spot Price shall be the average of the high and low prices. If the above publication ceases to be published during the term hereof, its successor publication shall be used or, if there is no successor, then Financial Times Energy's Gas Daily, "Daily Price Survey" shall be substituted in replacement thereof.

3.5 No Make-Up Rights. Buyer shall have no rights to make up with subsequent deliveries of Gas, any Gas tendered hereunder by Seller but not taken by Buyer.

ARTICLE 4         OPERATIONS AND DELIVERY.
4.1 Scheduling, Operations and Delivery. Scheduling requests to Seller will be accepted at the telephone number provided by Seller to Buyer set forth on the applicable Confirmation. Seller shall obtain and pay for transportation to the Delivery Point(s), and Buyer shall obtain and pay for transportation from the Delivery Point(s). Seller represents that all Gas delivered hereunder shall meet the specifications of Buyer's Transporter as identified on the applicable Confirmation. Unless otherwise agreed, nothing herein, including an event of Force Majeure, shall require or permit either Party to Schedule Gas at a point other than a Delivery Point.

4.2 Correction of Imbalances, Cashouts and Penalties. In the event of (i) an imbalance on Buyer's Transporter's system caused by Seller or Seller's Transporter's delivery of less or more than the Scheduled quantity for any Gas Day (in which case Seller shall be the "Responsible Party") or (ii) an imbalance on Seller's Transporter's system caused by Buyer or Buyer's Transporter's receipt of more or less than the Scheduled quantity for any Gas Day (in which case Buyer shall be the "Responsible Party"), the Responsible Party shall be liable for and reimburse to the other Party any associated Transporter cashout costs and losses or penalties incurred by such other Party as a result of the Responsible Party's delivery or receipt of less or more than the Scheduled quantity for any Gas Day. In the event the tariff of either Buyer's or Seller's Transporter provides for cashouts on the basis of the aggregation of all overdeliveries and underdeliveries between such Transporter and Buyer or Seller, respectively (the "Aggregate Transporter Imbalance"), and the nature of the imbalance (overdelivery or underdelivery) attributable to the Responsible Party is the same as the Aggregate Transporter Imbalance (overdelivery or underdelivery), the Responsible Party shall participate in the other Party's cashout settlement of the Aggregate Transporter Imbalance on the basis of only the Responsible Party's pro-rata share thereof. Subject to offset, payment to Buyer of amounts set forth in this Section 4.2 shall be made no later than 10 Days after receipt by Seller of Buyer's statement for same. Payment to Seller of amounts set forth in this Section 4.2 shall be made in accordance with Article
6. Within 10 Days of the request of either Party, the other Party shall provide, to the extent it has a legal right of access thereto and/or such statement is then available, a copy of the applicable Transporter's allocation or imbalance statement for the requested period.

ARTICLE 5      LIQUIDATION EVENT.
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5.1 Liquidation Event. If a Triggering Event (defined in Section 5.2) occurs with respect to either Party (the "Affected Party", as defined in Section 5.2) at any time during the term of this Agreement, the other Party (the "Notifying Party") may (i) upon two Business Days written notice to the first Party, which notice shall be given no later than 60 Days after notice from the Affected Party to the Notifying Party of the occurrence of the Triggering Event, establish a date on which any or all Transactions selected by it and this Agreement in respect thereof will be liquidated ("Liquidation Date") except as provided in
Section 13.3, and/or (ii) withhold any payments or performance due in respect of such Transactions; provided, upon the occurrence of any Triggering Event listed in item (iv) of Section 5.2 as it may apply to any Party, all Transactions and this Agreement in respect thereof shall automatically be liquidated, without notice, as if a Liquidation Date has been immediately declared except as provided in Section 13.3. If a Liquidation Date occurs, the Notifying Party shall in good faith calculate its damages, including its associated costs and attorneys' fees, resulting from the liquidation of the liquidated Transactions (the "Liquidation Payment"). The Liquidation Payment will be determined by (i) comparing the value of (a) the remaining term, quantities and prices under each such Transaction had it not been liquidated to (b) the equivalent quantities and relevant market prices for the remaining term either quoted by a bona fide third party offer or which are reasonably expected to be available in the market under a replacement contract for each such Transaction and (ii) ascertaining and adding the associated costs and attorneys' fees. To ascertain the market prices of a replacement contract the Notifying Party may consider, among other valuations, any or all of the settlement prices of NYMEX Gas futures contracts, quotations from leading dealers in Gas swap contracts and other bona fide third party offers, all adjusted for the length of the remaining term and the basis differential. All liquidated Transactions shall be netted against each other and upon such netting if the calculation of the Liquidation Payment does not result in damages to the Notifying Party, the Liquidation Payment shall be zero. The Notifying Party shall give the Affected Party written notice of the amount of the Liquidation Payment, inclusive of a statement showing its determination. The Affected Party shall pay the Liquidation Payment to the Notifying Party within 10 Days of receipt of such notice. At the time for payment of any amount due under this Article 5, each Party shall pay to the other Party all additional amounts payable by it pursuant to this Agreement, but all such amounts shall be netted and aggregated with any Liquidation Payment payable hereunder. The Parties acknowledge and agree that all Transactions constitute "forward contracts" within the meaning of the United States Bankruptcy Code.

5.2 Triggering Event. Triggering Event shall mean, with respect to a Party (the "Affected Party"): (i) the failure by the Affected Party to make, when due, any payment required under this Agreement if such failure is not remedied within five Business Days after written notice of such failure is given to the Affected Party; provided, the payment is not the subject of a good faith dispute as described in Article 6 hereof; or (ii) any representation or warranty made by the Affected Party in this Agreement shall prove to have been false or misleading in any material respect when made or deemed to be repeated; or (iii) the failure by the Affected Party to perform any covenant set forth in this Agreement (other than its obligations to make any payment or obligations which are otherwise specifically covered in this Section 5.2 as a separate Triggering Event), and such failure is not excused by Force Majeure or cured within five Business Days after written notice thereof to the Affected Party; or (iv) the Affected Party shall (a) make an assignment or any general arrangement for the benefit of creditors, (b) file a petition or otherwise commence, authorize or acquiesce in the commencement of a proceeding or cause under any bankruptcy or similar law for the protection of creditors, or have such petition filed against it and such proceeding remains undismissed for 30 Days, (c) otherwise become bankrupt or insolvent (however evidenced), or (d) be unable to pay its debts as they fall due; or (v) the Affected Party's unexcused failure to Schedule the Designated Quantity for a cumulative period of 10 or more Gas Days in a 1 Month period in any one Transaction; or (vi) the occurrence of a Credit Event pursuant to the Credit Support Addendum attached hereto as Exhibit 3 and incorporated herein.

ARTICLE 6 BILLING AND PAYMENTS. Billing and payment will be based on actual quantities of Gas delivered hereunder, provided, that if actual quantities of Gas are not known at the time Seller issues its invoice, Seller will base its invoice on Scheduled quantities of Gas and differences between Scheduled quantities and actual quantities of Gas delivered hereunder will be corrected or settled in cash by reflecting such settlement or correction in the invoice for the following Month. Payment of all funds shall be made in U.S. currency and as indicated below in such manner that funds are immediately available to Seller on the applicable due date. Seller shall provide Buyer a written invoice covering Gas delivered in the preceding Month. All amounts payable to Seller hereunder are due by wire transfer to the account set forth in Section 13.1 hereof by the later of (i) the 5th calendar Day following receipt of Seller's original or faxed invoice therefor or (ii) the 25th Day of the Month for Gas delivered the preceding Month. If the payment due date falls on a weekend or holiday, payment will be due the Business Day before the weekend or holiday following Buyer's receipt of Seller's invoice therefor. Should Buyer fail to pay the amount of any invoice rendered by Seller hereunder when such amount is due, interest thereon shall accrue from, but excluding, the due date to and including, the date payment thereof is actually made at the lesser of the "Prime Rate" plus two percent (2%), computed on an annualized basis and compounded Monthly, or the maximum rate of interest permitted by applicable law, not to exceed the maximum legal rate. "Prime Rate" shall be defined as the prime rate on corporate loans at large U.S. money center commercial banks as set forth in the Wall Street Journal "Money Rates" table under the heading "Prime Rate", or any successor thereto, on the first date of publication for the calendar month in which payment is due. All outstanding Transactions and the obligations to make payment under all such Transactions governed by this Agreement may be offset against each other, set off or recouped therefrom. In the event any invoice is disputed by Buyer, Buyer shall pay the undisputed amounts and shall, within twenty (20) Days from the date of receipt of Seller's invoice, give Seller written notification setting forth the disputed amount and the basis therefor. Buyer and Seller shall use reasonable diligence to resolve disputed amounts within thirty
(30) Days following written notification. If the undisputed amount is not paid when due, the undisputed amount shall be subject to late payment charges as described above. Any disputed amount which later is determined to be due to Seller shall be subject to late payment charges from the original due date. Each Party reserves to itself all rights, set-offs, counterclaims and other remedies and defenses consistent with Section 13.3 (to the extent not expressly herein waived or denied) which such party has or may be entitled to arising from or out of this Agreement. All outstanding Transactions and any other transactions between the Parties and the obligations to make payment in connection therewith under this Agreement or otherwise may be offset against each other, set off or recouped therefrom. In the event that Buyer and Seller are each required to pay an amount in the same Month, whether under this Agreement or otherwise, then such amounts with respect to each Party may be aggregated and the Parties may discharge their obligations to pay through netting, in which case the Party, if any, owing the greater aggregate amount may pay to the other Party the difference between the amounts owed.

ARTICLE 7 TAXES. The Contract Price includes full reimbursement for, and Seller shall pay, or reimburse Buyer for, all Taxes applicable to the Gas sold upstream of the Delivery Point(s). The Contract Price does not include reimbursement for, and Buyer shall pay, or reimburse Seller for, all Taxes applicable to the Gas sold downstream of or at the Delivery Point(s) including, without limitation, sales taxes, if any, on the Transaction. Notwithstanding anything to the contrary in the preceding two sentences, Buyer shall reimburse Seller promptly upon invoice for any new, additional or increased Taxes assessed or levied upon Seller or its Transporters or suppliers (to the extent that Seller bears or is obligated to reimburse such Transporters or suppliers) with respect to the Gas delivered to Buyer hereunder which are in excess of the Taxes in effect on the date hereof. Notwithstanding anything herein to the contrary, if Buyer is reimbursed by any third-party purchaser or any other person or entity for severance taxes or other taxes assessed or levied on Gas prior to its delivery to or for the account of Buyer, then Buyer shall pay to Seller the amount of such reimbursement, provided that Seller has paid such severance taxes or other taxes. Each Party shall indemnify, defend and hold harmless the other Party for any Claims for Taxes for which such Party is responsible hereunder. Upon request, a Party shall provide a certificate of exemption or other evidence of exemption from any Tax and each Party agrees to cooperate with the other in obtaining an exemption and minimizing Taxes payable in respect of all Transactions. Unless and until such certificate is provided, Seller may add such Tax to Seller's invoice to Buyer. The party responsible for paying the Taxes shall also remit the Tax to the appropriate taxing authority and file the required returns unless otherwise provided by law or upon agreement of the Parties. In such case the Party otherwise responsible for payment of the Tax shall provide to the Party responsible for remitting the Tax all information necessary to make proper and timely payments and to file the required returns.

ARTICLE 8 FORCE MAJEURE. Except with respect to payment obligations for Gas delivered but not yet paid for, in the event either Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations, it is agreed that upon such Party's giving notice and reasonably full particulars of such Force Majeure to the other Party as soon as reasonably possible (to be confirmed in writing), the obligations of the Parties , to the extent they are affected by such event, shall be suspended from the inception and during the continuance of the Force Majeure. The Party claiming Force Majeure shall, as far as reasonably possible, remedy the event with reasonable dispatch. "Force Majeure" means an event, which (i) is not within the reasonable control of the Party claiming suspension, and which by the exercise of due diligence such Party is unable to overcome and shall include an event of Force Majeure occurring with respect to either Party's Transporter or (ii) acts of God; strikes, lockouts or other industrial disturbances, acts of the public enemy, wars, blockades, insurrections, civil disturbances and riots, and epidemics; landslides, lightning, earthquakes, fires, storms, hurricanes and evacuations due to threats thereof, floods and washouts; arrests, orders, requests, directives, restraints and requirements of the government and governmental agencies, either federal or state, civil or military; any application of governmental conservation or curtailment rules and regulations; explosions, breakage or accident to machinery, equipment or lines of pipe; outages (shutdowns) of equipment, machinery or lines of pipe for inspection, maintenance or repair; freezing of wells or lines of pipe; inability to obtain franchises or permits. The settlement of strikes, lockouts or other industrial disturbances shall be entirely within the discretion of the Party having the difficulty. Notwithstanding the foregoing, the term Force Majeure specifically excludes the following occurrences or events with regard to Gas purchased and sold pursuant to Section 3.2 hereof: the loss, interruption, or curtailment of interruptible transportation on any Transporter necessary to effect receipt or delivery of Gas hereunder, unless the same event also curtails firm transportation, to the extent firm transportation is available on the affected pipeline segment; increases or decreases in natural Gas supply; allocation or reallocation of production by well operators, pipelines, or other parties; failure of a Party to obtain transportation); State and Federal restrictions on the production of Gas where the restrictions are the result of any action or failure to act of Buyer or its customers; price, loss of markets or economic conditions; failure of specific, individual wells or appurtenant facilities in the absence of a Force Majeure event broadly affecting other wells in the same geographic area, and regulatory disallowance of the pass-through of the costs of natural gas or other related costs.

ARTICLE 9 TITLE, RISK OF LOSS AND INDEMNITY. Title to the Gas delivered hereunder shall pass from Seller to Buyer at the Delivery Point(s). Seller warrants the right to sell the Gas and warrants that title to the Gas is free from all production burdens, liens and adverse claims arising prior to Seller's delivery of said Gas to Buyer at the Delivery Point(s). As between the Parties, Seller shall be deemed to be in exclusive control and possession of the Gas delivered hereunder, and responsible for any damage or injury caused thereby, prior to the time the same shall have been delivered to Buyer at the Delivery Point(s). After delivery of Gas to Buyer at the Delivery Point(s), Buyer shall be deemed to be in exclusive control and possession thereof and responsible for any injury or damage caused thereby. Each Party assumes all liability for and shall indemnify, defend and hold harmless the other Party from any Claims, including death of persons, arising from any act or incident occurring when title to Gas is vested in the Indemnifying Party. IT IS THE INTENT OF THE PARTIES THAT THIS INDEMNITY BE WITHOUT REGARD TO THE CAUSES THEREOF, INCLUDING, WITHOUT LIMITATION, THE NEGLIGENCE OF ANY INDEMNIFIED PARTY, WHETHER SUCH NEGLIGENCE BE SOLE, JOINT OR CONCURRENT, OR ACTIVE OR PASSIVE OR THE STRICT LIABILITY OF ANY INDEMNIFIED PARTY.

ARTICLE 10 INDEMNIFICATION PROCEDURES. With respect to each indemnification included in this Agreement, the indemnity is given to the fullest extent permitted by applicable law and the following provisions shall be applicable. The Indemnified Party shall promptly notify the Indemnifying Party in writing of any Claim and the Indemnifying Party shall have the right to assume its investigation and defense, including employment of counsel, and shall be obligated to pay related court costs, attorneys' fees and experts' fees and to post any appeals bonds; provided, however, that the Indemnified Party shall have the right to employ at its expense separate counsel and participate in the defense of any Claim. The Indemnifying Party shall not be liable for any settlement of a Claim without its express written consent thereto. In order to prevent double recovery, the Indemnified Party shall reimburse the Indemnifying Party for payments or costs incurred in respect of an indemnity with the proceeds of any judgment, insurance, bond, surety or other recovery made to and received by the Indemnified Party with respect to a covered event.

ARTICLE 11 LIMITATION OF DAMAGES/CHOICE OF LAW; DISCLAIMER OF WARRANTIES. FOR BREACH OF ANY PROVISION FOR WHICH AN EXPRESS REMEDY OR MEASURE OF DAMAGES IS HEREIN PROVIDED, SUCH EXPRESS REMEDY OR MEASURE OF DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER, THE OBLIGOR'S LIABILITY SHALL BE LIMITED AS SET FORTH IN SUCH PROVISION AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. IF NO REMEDY OR MEASURE OF DAMAGES IS EXPRESSLY HEREIN PROVIDED, THE OBLIGOR'S LIABILITY SHALL BE LIMITED TO DIRECT ACTUAL DAMAGES ONLY, SUCH DIRECT ACTUAL DAMAGES SHALL BE THE SOLE AND EXCLUSIVE REMEDY HEREUNDER AND ALL OTHER REMEDIES OR DAMAGES AT LAW OR IN EQUITY ARE WAIVED. NEITHER PARTY SHALL BE LIABLE FOR PUNITIVE OR EXEMPLARY DAMAGES IN TORT, CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. UNLESS EXPRESSLY HEREIN PROVIDED, NEITHER PARTY SHALL BE LIABLE FOR CONSEQUENTIAL, INCIDENTAL OR INDIRECT DAMAGES, LOST PROFITS, OR OTHER BUSINESS INTERRUPTION DAMAGES, IN TORT, CONTRACT, UNDER ANY INDEMNITY PROVISION OR OTHERWISE. NOTWITHSTANDING ANY OTHER PROVISION IN THIS AGREEMENT, IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR ANY PENALTIES OR CHARGES ASSESSED BY ANY TRANSPORTER FOR THE UNAUTHORIZED RECEIPT OF GAS BY THE OTHER PARTY. BUYER ACKNOWLEDGES THAT IT HAS ENTERED INTO THIS AGREEMENT AND IS CONTRACTING FOR THE GAS TO BE SUPPLIED BY SELLER BASED SOLELY UPON THE EXPRESS REPRESENTATIONS AND WARRANTIES HEREIN AND, SUBJECT THERETO, ACCEPTS SUCH GAS "AS-IS" AND "WITH ALL FAULTS". SELLER EXPRESSLY NEGATES ANY OTHER REPRESENTATION OR WARRANTY, WRITTEN OR ORAL, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY REPRESENTATION OR WARRANTY WITH RESPECT TO CONFORMITY TO MODELS OR SAMPLES, MERCHANTABILITY, OR FITNESS FOR ANY PARTICULAR PURPOSE. THIS AGREEMENT, EACH TRANSACTION AND THE RIGHTS AND DUTIES OF THE PARTIES ARISING HEREFROM SHALL BE GOVERNED BY THE LAWS OF THE STATE OF TEXAS WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW.

ARTICLE 12        OTHER EVENTS AND REMEDIES.
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12.1 Security. During the term of this Agreement Buyer shall be required to meet and maintain the requirements contained in the Credit Support Addendum attached hereto as Exhibit 3 and incorporated herein. The failure of Buyer to meet and/or maintain the requirements of the Credit Support Addendum shall be deemed to be a Triggering Event under Article 5 herein.

12.2 Governmental Price Regulation. If price controls are implemented by any State or Federal jurisdiction and either Buyer or Seller, acting in good faith and exercising its commercially reasonable judgment, determines these controls to have a materially adverse effect , then either Party shall have the right to terminate this Agreement effective on the Day prior to enactment of any law or regulation asserting control over any price Seller may receive for Gas tendered or sold and delivered under or ultimately related to this Agreement. The Parties hereto agree that the exercise by either Party of its rights hereunder may be made on a retroactive basis, it being understood that in such case Seller and Buyer shall agree on terms to apply to Gas sold after the date of any termination under this Section 12.2. The Parties agree to negotiate in good faith a new agreement resulting in substantially the same economic benefits as in the terminated Agreement.

ARTICLE 13        MISCELLANEOUS.
13.1 Notices. All notices shall be made as specified in this Section 13.1. Notices required to be in writing shall be delivered in written form by letter, facsimile or other documentary form. Notice by facsimile, automation or hand delivery shall be deemed to have been received when delivered by hand, except that notices sent by facsimile shall be deemed received when receipt is confirmed by return facsimile, provided that notice sent by facsimile received by recipient after its normal business hours on a Business Day shall be deemed to be received on the following Business Day or such earlier time confirmed by the receiving Party. Notice by overnight mail or courier shall be deemed to have been received on the date that such mail or courier delivery is effected or its delivery is attempted, if delivery is refused or rejected, or such earlier time confirmed by the receiving Party. Any notices in respect of the termination of this Agreement shall be given as specified in this Section 13.1. Any Party may change its addresses by providing notice of same in accordance herewith.







TO SELLER:                        TO BUYER:
Notices:                          Notices:
CORAL ENERGY RESOURCES, L. P.     SUNNYSIDE COGENERATION PARTNERS, L.P.
6601 Koll Center Parkway          947 Linwood Avenue
Suite 245                         Ridgewood, NJ  07450
Pleasanton, CA  94566
Attn: Contract Administration     Attn: Martin V. Quinn, Chief Operating Officer
                                  Copy to: William P. Short III
Facsimile: (925) 426-7182         Facsimile: 201.447.0474

Invoices: (Mail/Fax)              Invoices: (Mail/Fax)
6601 Koll Center Parkway          Accounts Payable
Suite 245                         947 Linwood Avenue
Pleasanton, CA  94566             Ridgewood, NJ  07450
Attn: Gas Accounting              Attn: Christopher I. Naunton
Facsimile: (925) 426-7182         Facsimile:  201.447.0474

Payments: (Wire Transfer)         Payments: (Wire Transfer)

Coral Energy Resources, L. P.     Ridgewood Electric Power Trust II
Chase Manhattan Bank              Fleet Bank
ABA Number 021000021              ABA Number 021200339
Account Number 323863876          Account Number 4300005492

13.2 Assignment. This Agreement, including, without limitation, each indemnification, shall inure to and bind the permitted successors and assigns of the Parties. Except as set forth herein, neither Party shall transfer, assign, mortgage, or pledge this Agreement without the prior written approval of the other Party which may be withheld entirely at the option of such Party; provided, however, either Party may assign this Agreement or its right to receive payment for Gas delivered hereunder upon prior written notice to the payor and either Party may transfer its interest to any parent or affiliate by assignment, merger or otherwise without the prior approval of the other Party, but no such transfer shall operate or relieve the transferor Party of its obligations hereunder. Any Party's transfer in violation of this Section 13.2 shall be void.

13.3 Winding Up Arrangements and Survival. Upon the expiration or termination of the Parties' sale and purchase obligations under this Agreement, any monies, penalties or other charges due and owing Seller shall be paid, any corrections or adjustments to payments previously made shall be determined, and any refunds due Buyer made, within 60 Days. The Parties' obligations provided herein shall remain in effect for the purpose of complying with this Section 13.3. All indemnity and confidentiality obligations and audit rights set forth in this Agreement shall survive the expiration or termination of this Agreement.

13.4  Waiver  of  Consumer  Rights.  BUYER  WAIVES  ITS  RIGHTS  UNDER THE TEXAS
DECEPTIVE TRADE PRACTICES-CONSUMER PROTECTION ACT, SECTION 17.41 ET SEQ., BUSINESS AND COMMERCE CODE, A LAW THAT GIVES CONSUMERS SPECIAL RIGHTS AND PROTECTIONS. AFTER CONSULTATION WITH AN ATTORNEY OF ITS OWN SELECTION, BUYER VOLUNTARILY CONSENTS TO THIS WAIVER.

13.5 Entire Agreement; No Third Party Beneficiaries. This Agreement, the attachments and exhibits hereto, any Confirmation, and each Transaction, constitute the entire agreement between the Parties relating to the subject matter contemplated by this Agreement. There are no prior or contemporaneous agreements or representations (whether oral or written) affecting the subject matter other than those herein expressed. No amendment or modification to this Agreement shall be enforceable, unless reduced in writing and executed by both Parties. The provisions of this Agreement shall not impart rights enforceable by any person, firm or organization not a Party or not bound as a Party, or not a permitted successor or assignee of a Party bound to this Agreement.

13.6 Processing Rights and Reports. Seller reserves, whether before or after the Delivery Point(s), all processing rights and title to all liquids and liquifiable hydrocarbons in the Gas sold hereunder, subject to Seller's obligation to reimburse Buyer for any reduction in the thermal content of such Gas due to exercise of such rights. Seller shall have all risk of loss during, and assumes all liabilities arising from, such processing. Within 30 Days after the end of each calendar quarter, Buyer shall report to Seller the total volumes of Gas, if any, sold hereunder which are ultimately consumed within the states of Louisiana and Texas. Each such report shall separately set out such volumes for each month in such quarter and for each of said states.

13.7 Confidentiality. Each Party shall not disclose the terms of any Transaction (or the results of any audit pursuant to Section 13.9 hereof) to a third party (other than the Party's and its affiliates' employees, lenders, counsel or accountants who have agreed to keep such terms confidential) except in order to comply with any applicable law, order, regulation or exchange rule; provided, that each Party shall notify the other Party of any proceeding of which it is aware which may result in disclosure and use reasonable efforts to prevent or limit the disclosure. The provisions of this Agreement, other than the terms of any Transaction, are not subject to this confidentiality obligation. Such confidentiality obligations shall terminate one year after termination of the related Transaction.

13.8 Waiver or Consent. No waiver or consent by either Party, express or implied, of any one or more defaults by the other Party in the performance of any provision of this Agreement shall operate or be construed as a waiver or consent of any other default or defaults whether of a like or different nature.

13.9 Audit and Limitations. During the term of this Agreement and for a period of one year from the date of termination of a Transaction, Buyer or Seller or any third-party representative thereof shall have the right, at its expense, upon reasonable notice and at reasonable times, to examine the books and records of the other Party to the extent reasonably necessary to verify the accuracy of any billing statement, payment demand, charge, payment or computation made under this Agreement. No adjustment or correction shall be made and all records and payments shall be conclusively presumed to be final unless notice specifying the error or inaccuracy is given within two (2) calendar years from the end of the calendar year during which such error or inaccuracy occurred.

13.10 Law and Regulation. If either Party's activities hereunder become subject to law or regulation of any kind which renders this Agreement illegal or unenforceable, then either Party shall at such time have the right to terminate all Transactions and this Agreement upon written notice to the other Party, subject to Section 13.3 hereof.

         The Parties have executed this Agreement in multiple counterparts to be construed as one contract effective on the Effective Date.

CORAL ENERGY RESOURCES, L.P.             SUNNYSIDE COGENERATION PARTNERS, L.P.


By:                                        By:
    -------------------------------        ----------------------------------

Title:                                     Title:
       ----------------------------        ----------------------------------

Date:                                      Date:
      -----------------------------        ----------------------------------

Federal Employer I.D. Number:76-0505584 Federal Employer I.D. Number: 68-0348647

                                    EXHIBIT 1


Definitions: The following definitions shall apply to this Agreement and all notices and communications:


"Btu" means the amount of energy required to raise the temperature of one pound of pure water one degree Fahrenheit from 59 degrees Fahrenheit to 60 degrees Fahrenheit.

"Business Day" means a Day on which Seller is open for business and a Business Day shall open at 8:00 a.m. and close at 5:00 p.m. local time.

"C.T." means Central Time.


"Claims" means all claims or actions, threatened or filed, that directly or indirectly relate to the subject matters of the indemnity, and the resulting losses, damages, expenses, attorneys' fees, experts' fees, and court costs, whether incurred by settlement or otherwise, and whether such claims or actions are threatened or filed prior to or after the termination of this Agreement.

"Confirm Deadline" means two Business Days after Buyer receives a Confirmation; provided, if the Confirmation is not received during a Business Day it shall be deemed received at the open of the next Business Day.

"Confirmation" means a documentary notice confirming the specific terms of a Transaction or amendment thereto in the form attached hereto as Exhibit 2.

"Confirming Party" means Coral Energy Resources, L.P.

"Contract Price" means the price in U.S. dollars per MMBtu payable by Buyer to Seller for the purchase of Gas pursuant to a Transaction.

"Day" means a period of 24 consecutive hours, beginning at midnight C.T. on any calendar Day.

"Delivery Point(s)" means the agreed point(s) of delivery pursuant to a Transaction.

"Designated Quantity" means the quantity of Gas to be Scheduled and sold each Gas Day pursuant to a Transaction.

"Gas" means methane and other gaseous hydrocarbons meeting the quality standards and specifications of Buyer's Transporter.

"Gas Day" means a period of 24 consecutive hours beginning at the time of the applicable Transporter's gas day.

"Indemnified Party" and "Indemnifying Party" mean the Party receiving and providing an indemnity, respectively.

"MMBtu" means one million Btus.

"Month" means a period of time beginning at midnight C.T. on the first Day of any calendar month and ending at midnight C.T., on the first Day of the following calendar month.

"Period of Delivery" means the period from the date Scheduling obligations are to commence to the date same are to terminate under a Transaction;

"Scheduling" or "Schedule" when used in reference to Seller, means to make Gas available, or cause Gas to be made available, at the Delivery Point(s) for delivery to or for the account of Buyer, including making all pipeline nominations, and when used in reference to Buyer, means to receive, or to cause Buyer's Transporter to receive, the quantities of Gas Seller has available at such Delivery Point(s), including making all pipeline nominations.

"Taxes" means any and all ad valorem, property, occupation, severance, production, extraction, first use, conservation, Btu or energy, gathering, transport, pipeline, utility, gross receipts, franchise, municipal usage or easement, gas or oil revenue, gas or oil import, privilege, sales, use, consumption, excise, lease, transaction, and other or new taxes, governmental charges, licenses, fees, permits and assessments, or increases therein, other than taxes based on net income or net worth.

"Transaction(s)" means all agreements and any amendments or modifications thereof for the sale of Gas to be performed under this Agreement and, for purposes of Article 5 hereof, under any other agreements for the sale of gas between the Parties hereto.

"Transporter" means either the pipeline delivering or receiving Gas at a Delivery Point in a Transaction.

"Triggering Event" shall have the meaning as set forth in Article 5.